UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 1, 2006

MARKWEST HYDROCARBON, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14841	84-1352233
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)           On December 1, 2006, MarkWest Hydrocarbon, Inc. (the “Company”) approved the acceleration of vesting for all remaining outstanding, but unvested, options to purchase shares of the Company’s common stock, issued under the Company’s 1996 Stock Incentive Plan and 1996 Non-Employee Stock Option Plan, with an accelerated vesting date of December 1, 2006.

As a result of accounting, tracking and expensing issues associated with stock options under Statement of Financial Accounting Standards No. 123(R), as of the end of 2004, the Company ceased granting stock options as incentive awards.  In order to further reduce the accounting, tracking and expensing burdens, the Company’s Compensation Committee and the Board of Directors directed the Company to evaluate further measures, including acceleration of the vesting of all remaining outstanding unvested stock options.  Following the evaluation, the Company determined that acceleration of the vesting would be beneficial to the Company and as such, with the authority of the Board of Directors and its Compensation Committee, on December 1, 2006 accelerated the vesting of all remaining outstanding unvested stock options.

As of December 1, 2006, options to acquire 14,949 shares of the Company’s common stock, held by eight individuals, were outstanding but unvested.  As a result of the Company’s action described above, these options, with varying remaining vesting schedules, have become immediately exercisable.   Of such affected options, options to acquire 7,562 common shares are held by two specified or named executive officers: Frank Semple, President and CEO, who holds an option to acquire 6,050 shares that was granted on November 3, 2003; and David Young, Sr. Vice President, who holds an option to acquire 1,512 shares that was granted on February 2, 2004.  The remaining options to acquire 7,387 common shares are held by six other individuals, none of whom are specified or named executive officers.  Each of the individuals whose outstanding options were subject to the accelerated vesting received a written notice from the Company confirming the accelerated vesting schedule for their options.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST HYDROCARBON, INC.
(Registrant)

Date: December 7, 2006	By:	/s/ NANCY K. BUESE
Nancy K. Buese
Senior Vice President and Chief Financial Officer